Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 66 to Registration Statement No. 333-129342 on Form N-1A of our report dated December 22, 2016, relating to the financial statements and financial highlights of BBH Partner Fund – International Equity (formerly, BBH International Equity Fund) (the “Fund”), a series of BBH Trust, appearing in the Annual Report on Form N-CSR of BBH Trust, for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2017